EXHIBIT 10.33

May 2, 2010

Socius Life Sciences Capital Group, LLC

11150 Santa Monica Boulevard, Suite 1500

Los Angeles, California 90025

RE: Modification of Certain Provisions in Stock Purchase Agreement and Warrant

Ladies and Gentlemen:

Reference is made to the Preferred Stock Purchase Agreement, effective as of December 3, 2009 (the “Purchase Agreement”), between ImmunoCellular Therapeutics, Ltd., a Delaware corporation (the “Company”), and Socius Capital Group, LLC, a Delaware limited liability company, dba Socius Life Sciences Capital Group, LLC (the “Investor”), and to Warrant No. 2009-1 (the “Warrant”) issued by the Company on December 3, 2009 to Socius CG II, Ltd., a Bermuda exempted company (the “Holder”). The Warrant grants the Holder the right to purchase up to 27,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the exercise price and on the other terms and conditions set forth therein and in the Purchase Agreement. Capitalized terms used in this letter (“Modification Letter”) but not otherwise defined shall have the meaning set forth in the Purchase Agreement and the Warrant.

On the date hereof the Company has delivered to Investor a Tranche Notice under the Purchase Agreement for the purchase of $4,000,000 worth (400 shares) of Series A Preferred Stock (the “Tranche Preferred Shares”). Pursuant to the Warrant, upon delivery of the Tranche Notice, a portion of the Warrant equal to 135% of the amount of the Tranche Purchase Price ($5,400,000) became exercisable.

Pursuant to Section 6.3 of the Purchase Agreement and Article 8 of the Warrant, the Company and the Investor with respect to the Purchase Agreement, and the Company and the Holder with respect to the Warrant, hereby agree as follows.

1.	The “Exercise Price” for the Warrant Tranche, as defined in Section 1.2.1(ii) of the Warrant, will be $2.00 per share rather than the amount specified therein. This will result in 2,700,000 shares ($5,400,000 divided by $2.00) becoming immediately exercisable under the Warrant.

2.	Immediately following the execution by both parties of this Modification Letter, the Holder shall deliver an Exercise Notice to the Company in order to effect the exercise of the Warrant with respect to 1,675,000 Warrant Shares at an exercise price of $2.00 per share, and shall also deliver a Recourse Note in the amount of the aggregate exercise price of $3,350,000, all in accordance with the procedures set forth in the Warrant (the “Exercise”).

3.	Each of the Company, the Holder and the Investor acknowledges that delivery of the Warrant Shares pursuant to the Exercise will result in the Investor and/or the Holder beneficially owning more than 4.99% of all of the Common Stock outstanding on the Exercise Date (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder). Accordingly, each of the Company and the Holder hereby waives the 4.99% exercise limitation set forth in Section 1.5 of the Warrant, such that such exercise limitation shall be 9.99% rather than 4.99% with respect to the Exercise.

Socius Life Sciences Capital Group, LLC

May 2, 2010

4.	The Company and the Investor hereby waive the requirement in Section 2.3(f)(i) of the Purchase Agreement, which specifies that the Tranche Closing Date shall be 10 Trading Days following the Tranche Notice Date, and agree that the Tranche Closing Date with respect to the $4 million Tranche shall instead be the date hereof.

5.	The Investor hereby waives application of Section 2.3(g) of the Purchase Agreement with respect to the $4 million Tranche. This waiver shall not apply to any other Tranche under the Purchase Agreement unless the Investor expressly agrees to such further waiver in its sole discretion.

6.	The Company and the Investor agree that, no later than the Trading Day following the date hereof, the Company shall, by filing with the Delaware Secretary of State an amendment to the Certificate of Designations of Preferences, Rights and Limitations of Series A Preferred Stock (“Certificate of Designations”), amend the Certificate of Designations to allow for immediate redemption by the Company of the Series A Preferred Stock at a price per share equal to 135% of the Original Series A Issue Price (adjusted to cover the repayment of any accrued but unpaid dividends on the Series A Preferred Stock, net of any accrued but unpaid interest on the Recourse Note). Accordingly, if for example the Company elects during the first year to redeem 200 shares of the Series A Preferred Stock, $2,700,000 in principal under the related Recourse Note will be offset and will cover in full the redemption of the shares plus any accrued dividends on those shares, and any unpaid interest on such principal amount of the Recourse Note will be deemed to have been repaid in full by the Borrower. Immediately upon such amendment becoming effective, the Company shall redeem a number of Preferred Shares equal in redemption price to the Recourse Note issued on the date hereof and shall pay such redemption price by offset of such Recourse Note. Upon additional exercises of the Warrant that are paid for by issuance of additional Recourse Notes, the Company shall immediately redeem an additional number of Preferred Shares equal in redemption price to the amount of such additional Recourse Notes.

7.	In consideration for its agreement to enter into this Modification Letter and to grant Company the waivers contained herein, on the date hereof the Investor shall receive from the Company the right to purchase up to 1,350,000 shares of Common Stock, exercisable at $2.50 per share for cash or on a cashless basis during a five-year period beginning on the date hereof. This right shall be granted under the existing Warrant (which will result in issuance of registered shares to the Investor upon exercise) or, in the event the Company’s counsel determines that this right cannot be granted under the existing Warrant, then this right will be granted under a newly issued warrant with the Company required to file a registration statement covering the underlying shares within 30 days after the date of the new warrant issuance, with such new warrant to be substantially in the form attached hereto as Exhibit A.

8.	Except as modified or waived by this Modification Letter, the Purchase Agreement and the Warrant shall remain unchanged and shall continue in full force and effect.

9.	All questions concerning the construction, validity, enforcement and interpretation of this Modification Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. If any party or parties shall commence an action or proceeding to enforce any provision of this Modification Letter, then the prevailing party or parties in such action or proceeding shall be reimbursed by the non-prevailing party or parties for all attorneys’ fees and other costs and expenses reasonably incurred by the prevailing party or parties in connection with the investigation, preparation and prosecution of such action or proceeding.

Socius Life Sciences Capital Group, LLC

May 2, 2010

10.	The Purchase Agreement, the Warrant and this Modification Letter, together with the exhibits and schedules hereto and thereto, collectively contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Sincerely,

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ Manish Singh
Name:	Manish Singh, Ph.D.
Title:	President and Chief Executive Officer

Agreed to, acknowledged and accepted:

SOCIUS CG II, LTD.

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Managing Director

SOCIUS LIFE SCIENCES CAPITAL GROUP, LLC

By:	/s/ Terren Peizer
Name:	Terren Peizer
Title:	Managing Director

Exhibit A

Form of Common Stock Warrant